Contact:
Euronet Worldwide, Inc.
Genese Hill
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2023 Financial Results

LEAWOOD, KANSAS, USA - October 19, 2023 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading global financial technology solutions and payments provider, reports third quarter 2023 financial results.

Euronet reports the following consolidated results for the third quarter 2023 compared with the same period of 2022:

•	Revenues of $1,004.0 million, an 8% increase from $931.3 million (3% increase on a constant currency[1] basis).
•	Operating income of $167.0 million, a 1% decrease from $168.5 million (6% decrease on a constant currency basis).
•	Adjusted EBITDA[2] of $212.5 million, consistent with $211.6 million (4% decrease on a constant currency basis).
•	Net income attributable to Euronet of $104.2 million, or $2.05 diluted earnings per share, compared with $97.7 million, or $1.87 diluted earnings per share.
•	Adjusted earnings per share[3] of $2.72, a 1% decrease from $2.74.
•
Euronet's cash and cash equivalents were $1,074.4 million and ATM cash was $603.5 million, totaling $1,677.9 million as of September 30, 2023, and availability under its revolving credit facilities was approximately $1,080 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased that we were able to deliver our first one billion dollar revenue quarter.  This third quarter is a great reminder of how our product and geographical diversity provides consistency in our earnings despite the geopolitical and economic challenges across the world. Moreover, with the current share price dislocation, we took the opportunity to make a substantial share repurchase, the benefit to adjusted EPS was largely offset by the weakening of foreign currencies versus the US dollar," stated Michael J. Brown, Euronet's Chairman and CEO.

"Money Transfer produced strong third quarter results compared to prior year across all financial metrics, as well as margin expansion from continued growth in both physical and digital transactions and effective cost management. In EFT, our POS acquiring business continues to deliver strong growth rates, with earnings doubling in the first 18 months post acquisition, and we saw a positive trend reversal in our international ATM transactions as we ended the quarter. In epay, our core business delivered strong results from continued on digital media and mobile growth."

Taking into consideration recent trends in the business and the global economy, and historical seasonal patterns, the Company anticipates that its fourth quarter 2023 adjusted EPS will be $1.75. Moreover, the Company anticipates its 2024 adjusted EPS will grow 10-15% year-over-year, consistent with its 10 and 20 year compounded annualized growth rates. This outlook does not include any changes that may develop in foreign exchange rates, interest rates or other unforeseen factors.

Segment and Other Results

The EFT Processing Segment reports the following results for the third quarter 2023 compared with the same period or date in 2022:

•	Revenues of $345.8 million, an 8% increase from $319.5 million (2% increase on a constant currency[1] basis).
•	Operating income of $104.8 million, a 10% decrease from $116.4 million (15% decrease on a constant currency basis).
•	Adjusted EBITDA of $128.7 million, an 8% decrease from $139.5 million (12% decrease on a constant currency basis).
•	Transactions of 2,231 million, a 29% increase from 1,733 million.
•	Total of 53,272 installed ATMs as of September 30, 2023, a 4% increase from 51,437. Operated 51,496 active ATMs as of September 30, 2023, a 4% increase from 49,617 as of September 30, 2022.

Revenue growth in the third quarter 2023 was driven by continued growth in our POS acquiring business and growth in Asia as we expand into new markets. The decreases in adjusted EBITDA and operating income were the result of decreases in our most profitable international transactions driven by a decline in Croatia due to the switch from kuna to the euro at the beginning of the year and inflationary pressures on travel budgets in Europe.

Transaction growth outpaced revenue growth due to continued growth in high-volume low-value transactions in India.

The EFT Segment's total installed ATMs grew 4% from the addition of 495 Euronet-owned ATMs, 388 new outsourcing ATMs and the addition of 952 low-margin ATMs in India. The difference between installed and active ATMs relates to ATMs that have been seasonally deactivated.

The epay Segment reports the following results for the third quarter 2023 compared with the same period or date in 2022:

•	Revenues of $264.5 million, a 6% increase from $248.9 million (1% increase on a constant currency basis).
•	Operating income of $28.3 million, a 3% decrease from $29.1 million (6% decrease on a constant currency basis).
•	Adjusted EBITDA of $30.1 million, a 1% decrease from $30.5 million (5% decrease on a constant currency basis).
•	Transactions of 925 million, a 1% increase from 915 million.
•	POS terminals of approximately 810,000 as of September 30, 2023, a 4% increase from approximately 777,000.
•	Retailer locations of approximately 348,000 as of September 30, 2023, a 1% decrease from approximately 352,000.

Revenue and transaction growth was driven by continued digital media and mobile growth. This growth was offset by declines in promotional campaigns delivered on behalf of our retail partners that were recognized in the prior year that did not repeat in the third quarter this year and continued declines from challenges in India, and inflationary pressures impacting operating expenses.

The Money Transfer Segment reports the following results for the third quarter 2023 compared with the same period or date in 2022:

•	Revenues of $395.9 million, an 8% increase from $364.9 million (6% increase a constant currency basis).
•	Operating income of $53.7 million, a 32% increase from $40.7 million (27% increase on a constant currency basis).
•	Adjusted EBITDA of $60.7 million, a 24% increase from $48.9 million (20% increase on a constant currency basis).
•	Total transactions of 40.6 million, an 8% increase from 37.7 million.
•	Network locations of approximately 540,000 as of September 30, 2023, a 6% increase from approximately 509,000.

Third quarter constant currency revenue, operating income and adjusted EBITDA growth was the result of 7% growth in U.S.-outbound transactions, 10% growth in international-originated money transfers - which included 12% growth from Americas outside the US, 8% growth in transfers initiated largely in Europe and 7% growth in transfers initiated in the Middle East and Asia - and 18% growth in xe transactions. These transaction growth rates include 20% growth in direct-to-consumer digital transactions.

Corporate and Other reports $19.8 million of expense for the third quarter 2023 compared with $17.7 million for the third quarter 2022. The increase is primarily due to an increase in long-term compensation expense based on company performance.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $1,074.4 million as of September 30, 2023, compared to $1,137.5 million as of June 30, 2023.  The decrease in unrestricted cash and cash equivalents is mainly due to approximately $300 million in share repurchases and working capital fluctuations, partially offset by cash generated from operations of $146 million and $173ATM cash returned as the peak tourist season winds down.

Total indebtedness was $1,717.3 million as of September 30, 2023, compared to $1,760.8 million as of June 30, 2023. Availability under the Company's revolving credit facilities was approximately $1,080 million as of September 30, 2023.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA, and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation, non-cash gain and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash income tax expense, e) other non-operating or non-recurring items and g) dilutive shares relate to the Company's convertible bonds. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 20, 2023, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments on the Company's operations, forward-looking information, and other material information about business and financial matters. To listen to the call via telephone please register at Euronet Worldwide Third Quarter 2023 Earnings Call. The conference call will also be available via webcast at http://ir.euronetworldwide.com.  Participants should register at least five minutes prior to the scheduled start time of the event. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at  http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Starting in Central Europe in 1994 and growing to a global real-time digital and cash payments network with millions of touchpoints today, Euronet now moves money in all the ways consumers and businesses depend upon. This includes money transfers, credit/debit card processing, ATMs, POS services, branded payments, foreign currency exchange and more. With products and services in more than 200 countries and territories provided through its own brand and branded business segments, Euronet and its financial technologies and networks make participation in the global economy easier, faster and more secure for everyone.

A leading global financial technology solutions and payments provider, Euronet has developed an extensive global payments network that includes 53,272 installed ATMs, approximately 637,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 66 countries; card software solutions; a prepaid processing network of approximately 810,000 POS terminals at approximately 348,000 retailer locations in 61 countries; and a global money transfer network of approximately 540,000 locations serving 194 countries and territories. Euronet serves clients from its corporate headquarters in Leawood, Kansas, USA, and 67 worldwide offices. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 or other pandemics; inflation; the war in the Ukraine; military conflicts in the Middle East, and the related economic sanctions; our ability to successfully integrate any acquired operations; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and privacy; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2023	December 31,
	(unaudited)	2022

ASSETS
Current assets:
Cash and cash equivalents	$1,074.4	$1,131.2
ATM cash	603.5	515.6
Restricted cash	14.1	7.4
Settlement assets	1,242.3	1,442.7
Trade accounts receivable, net	300.6	270.8
Prepaid expenses and other current assets	301.5	359.0

Total current assets	3,536.4	3,726.7

Property and equipment, net	327.9	336.6
Right of use lease asset, net	140.0	149.7
Goodwill and acquired intangible assets, net	985.2	1,016.6
Other assets, net	173.4	174.0

Total assets	$5,162.9	$5,403.6

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,242.3	$1,442.7
Accounts payable and other current liabilities	825.5	858.1
Current portion of operating lease liabilities	49.1	50.2
Short-term debt obligations	451.9	3.1

Total current liabilities	2,568.8	2,354.1

Debt obligations, net of current portion	1,263.0	1,609.1
Operating lease liabilities, net of current portion	95.1	102.6
Capital lease obligations, net of current portion	2.4	1.3
Deferred income taxes	28.5	28.4
Other long-term liabilities	62.9	63.7

Total liabilities	4,020.7	4,159.2

Equity	1,142.2	1,244.4

Total liabilities and equity	$5,162.9	$5,403.6

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2023	2022

Revenues	$1,004.0	$931.3

Operating expenses:
Direct operating costs	576.7	526.0
Salaries and benefits	153.6	134.4
Selling, general and administrative	73.9	69.6
Depreciation and amortization	32.8	32.8
Total operating expenses	837.0	762.8
Operating income	167.0	168.5

Other income (expense):
Interest income	4.0	0.6
Interest expense	(15.0)	(11.7)
Foreign currency exchange loss	(8.8)	(15.8)
Total other expense, net	(19.8)	(26.9)
Income before income taxes	147.2	141.6

Income tax expense	(43.0)	(44.0)

Net income	104.2	97.6
Net loss attributable to noncontrolling interests	—	0.1
Net income attributable to Euronet Worldwide, Inc.	$104.2	$97.7
Add: Interest expense from assumed conversion of convertible notes, net of tax	1.1	1.1
Net income for diluted earnings per share calculation	$105.3	$98.8
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$2.05	$1.87

Diluted weighted average shares outstanding	51,470,603	52,751,304

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2023

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$104.2

Add: Income tax expense					43.0
Add: Total other expense, net					19.8

Operating income (expense)	$104.8	$28.3	$53.7	$(19.8)	$167.0

Add: Depreciation and amortization	23.9	1.8	7.0	0.1	32.8
Add: Share-based compensation	—	—	—	12.7	12.7

Earnings before interest, taxes, depreciation, amortization, share-based compensation (Adjusted EBITDA) (1)	$128.7	$30.1	$60.7	$(7.0)	$212.5

	Three months ended September 30, 2022

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$97.6

Add: Income tax expense					44.0
Add: Total other expense, net					26.9

Operating income (expense)	$116.4	$29.1	$40.7	$(17.7)	$168.5

Add: Depreciation and amortization	23.1	1.4	8.2	0.1	32.8
Add: Share-based compensation	—	—	—	10.3	10.3

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$139.5	$30.5	$48.9	$(7.3)	$211.6

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2023	2022

Net income attributable to Euronet Worldwide, Inc.	$104.2	$97.7

Foreign currency exchange loss	8.8	15.8
Intangible asset amortization(1)	5.5	6.8
Share-based compensation(2)	12.7	10.3
Income tax effect of above adjustments(3)	(4.7)	5.6
Non-cash GAAP tax expense(4)	6.2	1.1

Adjusted earnings(5)	$132.7	$137.3

Adjusted earnings per share - diluted(5)	$2.72	$2.74

Diluted weighted average shares outstanding (GAAP)	51,470,603	52,751,304
Effect of adjusted EPS dilution of convertible notes	(2,781,818)	(2,781,818)
Effect of unrecognized share-based compensation on diluted shares outstanding	185,073	160,357
Adjusted diluted weighted average shares outstanding	48,873,858	50,129,843

(1) Intangible asset amortization of $5.5 million and $6.8 million are included in depreciation and amortization expense of $32.8 million for both the three months ended September 30, 2023and September 30, 2022, in the consolidated statements of operations.

(2) Share-based compensation of $12.7 million and $10.3 million are included in salaries and benefits expense of $153.6 million and $134.4 million for the three months ended September 30, 2023 and September 30, 2022, respectively, in the consolidated statements of operations.

(3) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(4) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(5) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.